Exhibit 107.1
Calculation of Filing Fee Table

Form S-8
(Form Type)

Brandywine Realty Trust
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (3)
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares of Beneficial Interest, par value $.01 per share	457(h)	12,331,146	$3.63	$44,762,060	0.0001102	$4,932.78
Total Offering Amounts						$44,762,060
Total Fee Offsets								$0
Net Fee Due								$4,932.78

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common shares of beneficial interest that become issuable under the Brandywine Realty Trust 2023 Long-Term Incentive Plan (the “2023 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common shares of beneficial ownership.
(2) Represents (a) 5,830,000 common shares of beneficial interest, $0.01 par value per share, issuable pursuant to the 2023 Plan and (b) up to 6,501,146 common shares of beneficial interest underlying outstanding awards under the Amended and Restated 1997 Long-Term Incentive Plan, that expire, terminate, are canceled or are forfeited for any reason after May 25, 2023.
(3) Estimated in accordance with Rule 457(h)(1) under the Securities Act solely for purposes of calculating the registration fee, based on the average of the high and low sales prices for the Registrant’s common shares of beneficial ownership as reported on the New York Stock Exchange on May 18, 2023.
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